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Exhibit 4.22

[THE COCA-COLA COMPANY LETTERHEAD]

December 20, 2007

Embotelladora Hit de Venezuela S.A. de C.V.

Dear Sirs:

In regards to the Bottler Agreement in force and effect since August 16, 1996 (“the Agreement”) entered into between you and The Coca-Cola Company (the “Company”), we inform you that a new bottler agreement is in the final stages of discussion and approval among the parties, which we estimate will be executed towards the middle of March 2008, hereby the Agreement is temporarily extended from December 31, 2007 until:

March 31, 2008

With the exception of said extension, all the terms and conditions of the Agreement will continue to be fully valid until the expiration of said additional term, and once the extension expires, the Bottler will no longer have the right to claim a tacit renewal of the aforementioned Agreement.

Sincerely,

THE COCA-COLA COMPANY

/s/

Authorized Representative

Accepted by:
EMBOTELLADORA HIT DE VENEZUELA S.A. DE C.V.

/s/

Authorized Representative